Exhibit 10.74

11/03/2023

Kristin Lesher
5000 Palisade Lane NW
Washington, District of Columbia 20016 Dear Kristin,
Congratulations! We’re delighted to offer you a position with Truist Bank, a purpose-driven organization dedicated to inspiring and building better lives and communities; and putting people—our teammates and clients—first.

As a valued member of our team, your job title will be Chief Wholesale Banking Officer, reporting solely and directly to me (as Chief Executive Officer). You shall have the duties, authorities and responsibilities typical for this position at banks similar to Truist Bank. The position of Chief Wholesale Banking Officer is designated as an Executive Leadership role for 2024. Executive Leadership roles are reviewed and approved annually.

We’re confident you’ll find Truist Bank a great place to work—where we lead with empathy, empower individuals, and encourage everyone to learn, grow, and build meaningful careers.

Your officer title will be Senior Executive Vice President.

Your “Start Date” will be a date mutually agreed between you and Truist Bank that is as soon as practicable following the expiration of any applicable notice period or garden leave required by your current employer.

Each day, our teammates bring our purpose to life through an inclusive, diverse culture and an environment that’s radically caring. We work hard to foster an empowering space for our teammates to push beyond the expected, and we’re always looking for ways we can do even more for the people we serve.

We’re excited for you to use your talents to help us make an even greater impact. Your first day of work will be determined after you accept this offer, marking the start of a rewarding journey as a Truist Bank teammate.

To help answer any questions, here are important details for you to know about your role.

This position is a full-time position and is considered exempt under the Fair Labor Standards Act. Exempt teammates' work schedules, days, and work hours are flexible and may vary from week to week.
Salaries are intended to compensate for all hours worked. Truist Bank acknowledges that you will maintain offices at its Charlotte, NC offices at 214 North Tryon Street and its Washington, DC offices at 1145 New York Avenue, through at least June 30, 2028. Following the date hereof, you and Truist Bank shall work together in good faith to enter into appropriate relocation arrangements, which shall be no less favorable than those provided to other senior executive officers of Truist Bank generally. For the avoidance of doubt, Truist Bank will provide you with appropriate accommodations when you are in Charlotte until August 31, 2026 and shall cover the cost of travel between Charlotte and D.C. in each case, in a manner that is tax-neutral to you.

Your annual salary will be $750,000.00 and paid semi-monthly on the 15th and last day of each month. Your annual salary will be subject to annual review for increases (but not decreases).

Beginning with calendar year 2024, you will be eligible for an annual incentive performance (AIP) award. Your target incentive award for 2024 will be 225% of your Annual Salary. Your target incentive award opportunity shall be subject to annual review for increases (but not decreases). Any award payment is subject to individual performance, corporate performance, and approval by the Truist Board of Directors. Based on your start date, you will be eligible for payment beginning in March 2025. For the avoidance of doubt, your AIP award in respect of calendar year 2024 shall not be subject to proration.

You will be eligible to participate in Truist’s Executive long-term incentive (LTI) equity program in accordance with current program guidelines on the same basis as other members of Executive Leadership. As a discretionary program, the amount and form of the LTI awards is determined by the Compensation Committee each plan year; provided, that, the form and terms of your LTI awards shall be no less favorable than those provided to other members of Executive Leadership, generally.

Your aggregate annual LTI target incentive award opportunity is 675% of your Annual Salary. Specifically, there are three separate awards that comprise this incentive opportunity in the Truist Executive LTI plan; with varying vesting schedules – Performance Units (PUs), Restricted Stock Units (RSUs), and Long Term Incentive Performance (LTIP) cash as set forth below.

The target incentive award opportunity for the Performance Units award is 271% of Annual Salary. The target incentive award opportunity for the Restricted Stock Units award is 236% of Annual Salary. The target incentive award opportunity for the LTIP cash award is 168% of Annual Salary. In the Executive LTI plan, the RSUs vest over a four-year ratable period – but in equal parts for the second through fourth years (no vesting occurs in the first year). The Performance Units and LTIP cash awards fully “cliff” vest after three years. Except otherwise provided by the LTI program, you must be actively employed by the Company on each applicable vesting date to receive any company shares and underlying LTI awards. All LTI awards are discretionary, based upon performance and subject to the terms and conditions of the LTI program.

Your first grant under the Executive LTI program - for all three award components - will be granted within thirty days of your date of hire and shall not be discretionary and shall be granted at target. In recognition of your tenured industry experience, you will be credited with 5 years of service when calculating LTI retirement eligibility (age 60 with at least 5 years of service).

We would also like to offer you a special equity award of restricted stock units (RSUs). This award is valued at approximately $5,800,000 and will be granted within sixty days of your date of hire. The number of RSUs you will receive will be based on the closing price of Truist stock on the grant date and vesting for this award will occur over a three-year equal ratable period in three equal installments on the first three anniversaries of the Start Date. This special equity award would vest in full if terminated without Just Cause or resigns with Good Reason or death/Disability.

As a valued new teammate, you also will receive a one-time cash bonus of $3,500,000 to be paid within 30 days of your Start Date and subject to normal tax withholding. Please note that to take advantage of this one-time bonus, you must agree that you will reimburse Truist Bank if any of the following conditions are met: if you leave within 12 months of your date of hire without Good Reason, if you don't start work but are still paid the bonus, or if your employment is terminated for “Just Cause.” “Just Cause” is defined as one or more of the following: Your breach of a fiduciary duty to Truist Bank involving personal profit to you; willful violation of any law, rule, or regulation (other than traffic violations) that makes you ineligible for employment or continued employment pursuant to applicable law or regulation; conviction of a felony involving moral turpitude; unethical business practices in connection with Truist Bank business as defined by Truist’s Code of Ethics; misappropriation of non-de minimis Truist Bank assets; or failure to successfully pass and/or maintain the required regulatory license examinations specified in your offer letter, if any. If any of these situations occur, you shall repay Truist Bank a prorated amount of the gross signing bonus. The repayment amount due will be reduced by 1/12th of the full gross of the signing bonus for each 30-day period occurring between your start date and your termination date. This repayment shall be paid within 30 days of either your last day of employment or your notification that you will not commence employment with Truist Bank. “Good Reason” shall have the meaning set forth in the Severance Plan.

For the avoidance of doubt, the one-time bonus shall not be subject to repayment if your employment is terminated by the Company without Just Cause, by you with Good Reason or as a result of your death or Disability (as defined in the LTI plan).

You shall participate in the Management Change of Control, Severance and Non-Competition Plan of Truist Financial Corporation (the “Severance Plan”) on terms and conditions no less favorable than those applicable to members of Executive Leadership, generally.

We make it a priority to create the most supportive environment we can for our teammates by providing programs and resources that care for their health, wellness, family, and finances. Upon joining Truist Bank, you will be eligible for a variety of great benefits, including:

•Unlimited vacation days.

•Participation in our flexible benefits plan including medical, dental, vision, life, flexible spending, dependent care reimbursement, and other benefits to care for your health, in each case, on terms and conditions that are no less favorable than those provided to members of Executive Leadership, generally. You will be eligible for benefits on the first day of the month following your date of hire. Truist Bank reserves the right to amend its benefit programs and may do so from time to time, subject to the foregoing sentence.

•Participation in a robust 401(k) retirement savings plan on terms and conditions that are no less favorable than those provided to members of Executive Leadership, generally. Truist is also among a small number of employers that still offer and fund a pension plan – a truly competitive offer to show our teammates how much we value their work. For more information, visit the Truist Benefits site.

You'll also be eligible for an enhanced suite of banking solutions available exclusively to teammates, including dedicated support through our Truist Teammate Banking Center. You can start enjoying these benefits by contacting us at 833-TRU-FORU (833-878-3678) Monday - Friday 8 am-6 pm ET, emailing TeammateBanking@truist.com, or visiting Truist.com/teammate-banking. Your privacy is ensured, and we'd love to help you and your family reach your goals.

As a condition of your employment with Truist and in consideration of the compensation and benefits you will receive from Truist, you agree that during your employment with Truist and for the 12-month period following your termination of employment with Truist for any reason, you will not, directly or indirectly, alone, for, or in combination with any other person, in one or a series of transactions to induce or attempt to induce any teammate of Truist or its affiliates to terminate his or her employment with Truist or its affiliates. This restriction shall not prohibit you from placing general advertisements seeking employees not targeted at employees of Truist or its affiliates, or from providing a reference upon request.

You acknowledge that your violation of the covenants described above could irreparably damage Truist and its affiliates; therefore, by accepting this offer of employment, you agree that for any violation or threatened violation of any such covenants, Truist will, in addition to any other rights and remedies available to it, at law or otherwise (including, without limitation, the recovery of damages), be entitled to seek specific performance and an injunction (without bond) to be issued by any court of competent jurisdiction enjoining and restraining you from committing any violation or threatened violation of such covenants. Furthermore, by accepting this offer of employment, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether you reside or do business in that jurisdiction at the time such injunction is sought or entered.

You acknowledge and agree that Truist has not asked you to, nor will you breach any term or condition of any confidentiality agreement and/or non-solicitation and/or non-compete agreement by which you are bound. It is the intent of you and Truist that Truist will not benefit, even unwittingly, from any breach of your obligations under any such agreement. Further, you represent and warrant to Truist that you have fully disclosed to Truist the terms of all such agreements by which you are bound and that the terms of such agreements do not prevent you from entering into and performing your obligations under this offer letter agreement.

When you join Truist Bank, you'll be expected to adhere to ethical standards deemed appropriate for employees in the financial services industry. Abiding by Truist’s Code of Ethics (Code) and [the Truist Non-Disclosure Agreement (NDA] is a condition of your employment. Annual re- certification of the Code is required.

The Code guides and unites us in our decision-making by exploring topics such as creating a safe and respectful workplace, handling confidential information, outside activities and employment, and more. It aligns us on how we act individually and interact as teammates to demonstrate our purpose and shared beliefs.

Soon after you begin your employment with Truist Bank you'll receive the Code again along with the NDA to review and acknowledge as part of the Onboarding process in Workday. If you choose to be employed or pursue business activities outside of Truist Bank, please review the Code and follow the steps in the Outside Employment/Activities Guide to submit an outside employment/activities request.

This offer of employment is contingent upon our receipt of satisfactory responses to our standard background checks, which consist of fingerprinting and a criminal records search, and any other verifications or credit checks required for the position. Fingerprinting should be scheduled and completed as soon as possible after the offer. You will be required to provide Truist Bank with evidence you are eligible to work in the U.S. Please contact Jesse Furr at jesse.furr@truist.com if you have any questions about any of our background screening requirements.

If you accept this offer, please be aware that it is with the understanding and your agreement that you will be employed at-will, which means that you may terminate your employment at any time and that Truist Bank may terminate your employment at any time, for any reason not prohibited by applicable law.

Truist Bank hereby agrees that it shall indemnify you and provide you with directors’ and officers’ liability insurance coverage no less favorable than as provided to other members of Executive Leadership.

Truist Bank will reimburse you for (or pay directly) your reasonable attorney’s fees and costs incurred in the review, drafting and negotiation of this agreement and any ancillary agreement, up to a cap of
$1,000.00.

The laws of the state of North Carolina govern the terms and conditions of this offer of employment.

Please respond by November 10, 2023 and complete the acceptance section of the letter below. We look forward to welcoming you to our team, and for you to inspire and build better lives and communities along with us.

Should you have any questions, please feel free to reach me at bill.rogers@truist.com at any time.

Sincerely,

/s/ Bill Rogers

Bill Rogers

Chairman and Chief Executive Officer